                                   EXHIBIT 21.




              SUBSIDIARIES OF NORTHERN STATES FINANCIAL CORPORATION




                                Bank of Waukegan
                              1601 N. Lewis Avenue
                            Waukegan, Illinois 60085


                        State of Incorporation - Illinois


                          A Wholly-Owned Subsidiary of
                      Northern States Financial Corporation















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